Exhibit 99A

                                                                          [LOGO]

Media Contact:           Mike Pascale/Rhonda Barnat
                         The Abernathy MacGregor Group
                         (212) 371-5999

                         Stuart A. Tashlik
                         The FINOVA Group Inc.
                         (480) 636-5355

All other inquiries:     Sandra Sternberg/Rivian Bell
                         The Abernathy MacGregor Group
                         (480) 636-5800 or
                         (213) 630-6550

       FINOVA Group Inc. Files Chapter 11 to Implement Debt Restructuring
                Company has $1 Billion Cash with which to Operate

SCOTTSDALE, ARIZ. - MARCH 7, 2001 - The FINOVA Group Inc. (NYSE: FNV), a diversified financial services company, and eight of its subsidiaries, including FINOVA Capital Corporation, today voluntarily filed to reorganize their debt under Chapter 11 of the U.S. Bankruptcy Code. The action is part of an agreement announced last week in which Berkshire Hathaway Inc. (NYSE:BRK.A, BRK.B) and Leucadia National Corporation (NYSE and PCX:LUK) would provide FINOVA Capital a $6 billion loan in connection with the restructuring of the company's outstanding bank and publicly traded debt.

The petitions were filed in the Bankruptcy Court for the District of Delaware in Wilmington.

Subject to Court approval, FINOVA Capital will use proceeds of the $6 billion senior secured five-year term loan to pay down, at par value, its existing bank and publicly traded indebtedness on a pro rata basis. Under the agreement with Berkshire Hathaway and Leucadia, and pending Court approval, the balance of FINOVA Capital's bank and bond indebtedness will be restructured into approximately $5 billion of new senior notes of FINOVA.

In addition to The FINOVA Group Inc. and FINOVA Capital Corporation, the filing entities include: FINOVA (Canada) Capital Corporation; FINOVA Capital plc; FINOVA Loan Administration Inc.; FINOVA Mezzanine Capital Inc.; FINOVA Portfolio Services, Inc.; FINOVA Technology Finance, Inc.; and FINOVA Finance Trust.

No other FINOVA subsidiaries are included in the filing.

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The FINOVA Group Inc. and its filing subsidiaries listed assets of $12.5 billion and liabilities of $11.4 billion, primarily in bank and publicly traded debt securities.

According to William J. Hallinan, FINOVA's newly appointed president and chief executive officer, "It will be business as usual at FINOVA. The company has positive cash flow and $1 billion in cash on hand to continue funding operations throughout the reorganization period. We will be open for business as usual and, pending Court approval, which we anticipate later today, employees will be paid their usual salary."

The company said that it is seeking immediate permission from the Court to continue honoring all customer commitments, and that it has also asked Court permission to pay its offshore vendors in the ordinary course of business. The company has also requested Court approval to pay claims of trade creditors that continue customary terms in the ordinary course of business.

The FINOVA Group Inc., through its principal operating subsidiary, FINOVA Capital Corporation, is a financial services company focused on providing a broad range of capital solutions primarily to midsize business. FINOVA is headquartered in Scottsdale, Ariz., with business development offices throughout the U.S. and London, U.K., and Toronto, Canada. For more information, visit the company's website at www.FINOVA.com, or call (480) 636-5800.

This news release contains forward-looking statements such as predictions or forecasts. FINOVA assumes no obligation to update those statements to reflect actual results, changes in assumptions or other factors. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those projected. Those factors include FINOVA's ability to address its financing requirements in lights of its existing debt obligations and market conditions; pending and potential litigation related to charges to earnings; the results of efforts to implement FINOVA's business strategy, including the ability to complete a debt restructuring and the transaction noted above; the ability to attract and retain key personnel and customers; conditions that adversely impact FINOVA's borrowers and their ability to meet their obligations to FINOVA; actual results in connection with continuing or discontinued operations; the adequacy of FINOVA's loan loss reserves and other risks detailed in FINOVA's SEC reports, including page 15 of FINOVA's 10-K for 1999.

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